EXHIBIT 10.1
EMPLOYMENT AGREEMENT
     THIS AGREEMENT dated May 2, 2005 is entered into by Newpark Resources, Inc. (the “Company”), a Delaware corporation, and James D. Cole (the “Executive”) and is intended to extinguish and supersede all prior employment agreements between the parties. The Company and Executive agree as follows:
1. Employment as Chief Executive Officer in 2005.
     1.1 2005 Term. The Company hereby agrees to continue to employ Executive, and Executive hereby accepts continued employment by the Company, as its Chief Executive Officer (“CEO”) on the terms and conditions set forth in this Agreement up to December 31, 2005.
     1.2 2005 Compensation. Executive shall be entitled to his current annual base salary of $320,000, employee benefits and continued eligibility for awards under the current year’s incentive compensation opportunity pursuant to the Company’s 2003 Executive Incentive Compensation Plan (the "EICP”) through December 31, 2005. The performance measures approved by the Board of Directors under the EICP for Executive for 2005 include, as a thirty (30) percent discretionary performance measure (as defined in the EICP), execution of a contract with Tinep SA de CV (“Tinep”) relating to water processing by the target date of July 31, 2005 that is on terms and conditions reasonably satisfactory to the Company’s Board of Directors.
     1.3 Prior Awards. Executive will remain as a participant in the Company’s 2003 Long Term Incentive Plan (the “LTIP”) with respect to the Awards previously granted in January 2003, 2004, and 2005 and will be eligible to vest under these awards to the extent applicable performance criteria are met at the end of the respective performance periods (12/31/05; 12/31/06; and 12/31/07) or otherwise as provided in the LTIP upon a Change of Control (as therein defined) or otherwise, subject to and in accordance with the provisions of the original award agreements, provided that the termination of his employment other than for Cause before conclusion of a performance period shall not affect the vesting of the awards as of the conclusion of the performance period, notwithstanding any contrary provision of the LTIP.
     1.4 CEO Duties. Until December 31, 2005, or earlier upon the assumption of office by successor, Executive will be responsible for continuing to perform the traditional functions of the CEO of the Company, and any other actions that may be necessary or desirable for the operation of the Company at the direction of, or within the guidelines set forth by, the Company’s Board of Directors. At that time, it is agreed that Executive will relinquish the position of CEO of the Company and all of the authority and responsibilities attendant therewith, without affecting the compensation to which he is entitled for the year ending December 31, 2005.
     1.5 Extent of Services. Executive shall continue to devote his full business time, attention and energies to the business of the Company during employment; provided, however, that Executive may from time to time perform civic or charitable work that will not materially interfere with his performance of his duties under this Agreement.

     1.6 Announcement of Resignation. Executive agrees that on May 2, 2005 he will announce to employees and the public, in a manner and forms approved by the Board of Directors, that he is resigning as CEO of the Company, effective December 31, 2005.
     1.7 Board Nomination. Executive will be nominated for a position on the Board of Directors of the Company at its Annual Meeting in 2005 and will, if elected, serve a full one year term. Executive agrees that he will not stand for re-election to the Board of Directors in 2006 or thereafter, unless requested to do so by the Nominating Committee of the Board of Directors.
2. Employment Commencing in 2006.
     2.1 Term. The Company hereby agrees to employ Executive, and Executive hereby accepts employment by the Company, as full-time Chairman and Chief Executive Officer of Newpark Environmental Water Solutions (“NEWS”) on the terms and conditions set forth in this Agreement effective January 1, 2006 and ending on December 31, 2007, subject to Section 4 (Termination of Employment). Such term may be extended upon the mutual agreement of Executive and the Company.
     2.2 Duties. Executive will be responsible for performing the traditional functions of the Chief Executive Officer of NEWS, and any other actions that may be necessary or desirable for the operation of the NEWS at the direction of, or within the guidelines set forth by, the Company’s Chief Executive Officer.
     2.3 Extent of Services. Executive shall continue to devote his full business time, attention and energies to the business of NEWS during employment; provided, however, that Executive may from time to time perform civic or charitable work that will not materially interfere with his performance of his duties under this Agreement.
     2.4 Conflicts of Interest. During the term of his employment under this Agreement, Executive shall not, directly or indirectly, without the prior consent of a majority of the members of the Company’s Board of Directors, render any services to any other person or entity or acquire any interests of any type in any other entity, that might be deemed in competition with the Company or any of its subsidiaries or affiliates or in conflict with his position as the Chairman and Chief Executive Officer of NEWS; provided, however, that the foregoing shall not be deemed to prohibit Executive from (a) acquiring, solely as an investment, any securities of a partnership, trust, limited liability company, corporation or other entity (i) so long as he remains a passive investor in such entity, (ii) so long as he does not become part of any control group thereof, and (iii) so long as such entity is not, directly or indirectly, in competition with the Company or any of its subsidiaries or affiliates, or (b) serving as a consultant, advisor or director of any corporation which has a class of outstanding equity securities registered under Sections 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and which is not in competition with the Company or any of its subsidiaries or affiliates.
3. Compensation and Benefits.
     3.1 Base Salary. Effective January 1, 2006 through December 31, 2007, NEWS shall pay Executive an annual base salary of $200,000.00 (the “Base Salary”), in equal installments in accordance with Company payroll practices, from which usual and customary withholdings and deductions will be made.
     3.2 Incentive Compensation. In addition to the Base Salary, Executive shall be eligible for participation in the EICP in each of the three years ending December 31, 2006, 2007 and 2008, whether or not Executive is employed by the Company during such period and regardless of the reason for any end of his employment (notwithstanding any contrary provision of the EICP), and will be entitled to receive each year an amount (the “Incentive Component”) equal to the greater of (i) five (5) percent of the Tinep Operating Income or (ii) the amount earned under the EICP, with a target award opportunity of fifty (50) percent of base salary for the year in question with a maximum of one hundred (100) percent of such salary (for purposes of computing EICP for 2008, base salary used shall be the base salary for 2007). Performance measures and goals will be set by the Compensation Committee of the Board, and will, as regards the discretionary performance measure, include completion of contracts with Tinep relating to heavy oil processing and air processing on terms and conditions reasonably satisfactory to the Company’s Board of Directors. Actual awards in accordance with the Board approved plan are at the discretion of the Compensation Committee.
     3.3 Stock Options and Share Awards. In addition, Executive shall be eligible to receive stock options and performance restricted share awards and other executive compensation arrangements, if any, on the same basis as are granted to the Company’s Chief Operating Officer or Chief Financial Officer (whichever receives the greater number of such options or awards at any time), if and when granted to Chief Operating Officer or Chief Financial Officer by the Compensation Committee in accordance with any Board approved plans (including but not limited to the 1995 Incentive Stock Option Plan and the 2003 Long Term Incentive Plan) (all such plans being referred to as the "Plans”). Vesting shall be in as provided in these existing plans, and subject to any amendments; provided, however, that termination of Executive’s employment other than for Cause before the end of an applicable vesting period shall not affect such vesting notwithstanding any contrary provision of a Plan.
     3.4 Benefit Plans. Throughout his employment under this Agreement, Executive shall be entitled to participate in any and all employee benefits plans or programs of the Company to the extent that he is otherwise eligible to participate under the terms of those plans, including participation in any welfare benefit programs provided by the Company (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance programs), receive prompt reimbursement for all reasonable business expenses incurred by him for which application for reimbursement is promptly and properly submitted, fringe benefits and perquisites available generally to other executives of the Company and its affiliates, including rights to indemnification, advance of litigation expenses, exculpation and D&O insurance provided to directors and officers of the Company, and paid vacation of a duration granted generally to other executives of the Company.
     3.5 Company Automobile. Throughout his employment under this Agreement, Company will continue provide Executive an automobile for his use and will reimburse him for expenses incurred in connection with that vehicle, in accordance with the policies and practices of the Company.

4. Termination of Employment.
     4.1 Termination. Executive’s employment by the Company shall be terminated (1) automatically, upon the death or disability (as defined below in Section 6.9(b) of Executive or (2) at the election of Executive upon 30 days written notice to the Company by Executive for Good Reason (as defined below), or (3) by the Company for Cause (as defined below); or (4) at the election of Executive upon 90 days written notice to the Company to retire before December 31, 2007.
     4.2 Early Termination. If Executive’s employment is terminated (including retirement) by Executive at any time before December 31, 2007, other than for Good Reason, Executive shall be entitled to receive: (1) his Base Salary through the date of termination, (2) full participation in the EICP based on the full year’s performance criteria for the year in which employment is terminated, (3) the Non-Compete Payments as and when due on January 15, 2008 and 2009, and (4) full vesting of all options and grants made before the date of termination.
     4.3 Termination by Executive for Good Reason or by Company without Cause. If Executive’s employment is terminated at any time before December 31, 2007 by Executive for Good Reason or by the Company without Cause, then Executive shall be entitled to receive: (1) in a lump sum payment due within 15 days of the date of termination, his Base Salary through December 31, 2007, (2) the Incentive Component, taking into account Executive’s full participation in the EICP for all periods though December 31, 2008 (in which case the EICP’s discretionary performance measure shall be treated as having been fully met for each period), (3) the Non-Compete Payments as and when due on January 15, 2008 and 2009, and (4) full vesting of all options and grants made before the date of termination, (5) receipt of such stock option award and restricted shares awards granted to the Company’s Chief Operator Officer and Chief Financial Officer on or before December 31, 2007 as contemplated by Section 3.3, which shall vest immediately, (6) participation in any and all employee benefits plans or programs of the Company to the extent that he would otherwise have been eligible to participate under the terms of those plans if his employment had not been terminated to the maximum extent permitted by law and these plans, including but not limited to participation in group life insurance and medical insurance programs, and (7) the right to purchase his company automobile at net book value under Section 5.5.
     4.4 Termination for Cause. If Executive’s employment is terminated at any time before December 31, 2007 by the Company for Cause, then Executive shall be entitled to receive only: (1) his Base Salary through the date of termination and (2) the Non-Compete Payments (defined below) as and when due on or before January 15, 2008 and 2009 and (3) such options and grants as shall have fully vested before the date of termination. In any such event, Executive shall be ineligible for and shall forfeit all rights with respect to options and grants that have not vested as of the time of termination for Cause.
     4.5 Exclusive Remedy; Condition to Obligations. Executive’s sole remedy for the Company’s termination of his employment in breach of this Agreement shall be the right to recover the amounts provided in this Section 4.

     4.6 Breach of Non-Competition Agreement. The Company’s obligations under Section 5.2 and benefits provided for under Sections 5.3 and 5.4 of this Agreement shall cease as of the date, if any, on which Executive knowingly and intentionally fails in any material respect to perform any of his material obligations under either of the Non-Compete Agreement (as defined below); and, in any such case, any amount otherwise due Executive shall be reduced in any month by the amount, if any, of any salary or other compensation received by Executive in such month from a source other than the Company for services rendered after the end of the Employment Term in violation of a Non-Compete Agreement. The remedies in this Section 4.6 shall not be exclusive of any other remedies the Company may have at law or in equity.
5. Termination of Employment and Retirement December 31, 2007.
     5.1 Scheduled Retirement. Executive hereby offers, and the Company hereby accepts, Executive’s retirement effective December 31, 2007. Due to the unique knowledge and executive positions held by Executive, and the Company’s need to plan for the top management and direction of the Company and its subsidiaries, Executive’s separation is irrevocable by him. However, nothing herein prohibits Executive from accepting an extension of employment, at terms mutually agreeable, if offered by the Company to Executive.
     5.2 Entitlements on Death, Disability or Scheduled Retirement. If Executive’s employment is terminated at any time by Executive’s death or disability or after December 31, 2007 by Executive’s retirement as contemplated by Section 5.1, then Executive shall be entitled to receive: (1) his Base Salary through the date of death, disability, or such retirement, (2) the Incentive Component, taking into account Executive’s full participation in the EICP for all periods though December 31, 2008 (in which case the EICP’s discretionary performance measure shall be computed on the basis of actual Tinep Operating Income in the applicable periods), (3) the Non-Compete Payments as and when due on January 15, 2008 and 2009, (4) full vesting of all options and grants made before the date of his retirement as contemplated by Sections 5.5 and 5.6, (5) participation in the insurance programs of the Company as provided in Section 5.4, and (6) the right to purchase his company automobile at net book value under Section 5.7.
     5.3 Compensation For Non-Competition Agreements. In consideration for his agreement to entering into the agreements set forth as Appendices “A” and “B” (the “Non-Competition Agreements”) Executive, or in the event of his death, his spouse or designated beneficiary or estate or such other person as may be required by law will receive two (2) payments of $320,000.00 each (“Non-Compete Payments”), one on or before January 15, 2008 and the other on or before January 15, 2009. Executive shall be entitled to receive these payments in any event, without regard to when or why his employment by the Company is terminated, as and to the extent provided in the Non-Competition Agreements, except as provided in Section 4.6 of this Agreement.
     5.4 Medical and Life Insurance. Throughout the term of his employment under this Agreement and until December 31, 2009, the Company shall continue to provide Executive with coverage under group medical and life insurance coverage during on the same relative basis on which he is covered as of the date of this Agreement or on a comparable basis under any successor policies and coverages, as long so doing is not in contravention of the respective plan’s provisions in existence at that time, or shall pay the premium for continuation of the health insurance coverage under COBRA.
     5.5 Stock Options. Upon termination of Executive’s employment other than for Cause, Executive’s stock options will vest and become exercisable for the remainder of their term in accordance with and subject to the provisions of the Plan(s) and award agreements.
     5.6 Performance-Restricted Shares. Upon termination of Executive’s employment other than for Cause, all performance-restricted shares will continue and may vest at the end of the applicable performance period in accordance with and subject to the plan and award agreements.
     5.7 Company Car. Upon termination of Executive’s employment other than for Cause, Executive may purchase his Company car at then current value on the books of the Company, and title will be transferred upon payment and proof of insurance.
6. Miscellaneous.
     6.1 Exclusive Dispute Resolution Procedure. In the event either party contends the other has not complied with a provision of this Agreement or asserts any claims under ERISA, other than the Non-Compete Agreements ( which are specifically excluded from this procedure), prior to seeking arbitration as provided for below, the party claiming a violation of this Agreement, shall advise the other party, in writing, of the specifics of the claim, including the specific provision alleged to have been violated, as well as provide the other party with any supporting documentation the party desires to produce at that time. The parties will thereafter meet and attempt to resolve their differences in a period not to exceed thirty (30) days, unless the parties agree in writing to mutually extend the time for one additional thirty (30) day period. Following such attempts to resolve any such dispute, either party may require arbitration of the other. In order to do so, the request must be timely made, in writing, and delivered to the other party (Executive or the Board Chair) within thirty (30) days following the end of the resolution period (or any valid extension thereof) referenced herein above. The parties hereto agree that any controversy or claim arising out of or relating to this Agreement, or any dispute arising out of the interpretation or application of this Agreement, which the parties hereto are unable to resolve as provided for above, shall be finally resolved and settled exclusively by arbitration in New Orleans, Louisiana, by a single arbitrator under the American Arbitration Association’s arbitration rules known as the National Rules for the Resolution of Employment Disputes, effective June 1, 1997 and as thereafter amended, and in accordance with the substantive laws of the State of Louisiana to the extent not preempted by the Employee Retirement Income Security Act, which shall govern all applicable benefits issues, in keeping with the above required procedure. If the parties cannot agree upon an arbitrator from a panel provided for the sole purpose of selecting such an arbitrator, then each party shall choose its own independent representative, and those independent representatives shall, in turn, choose the single arbitrator within thirty (30) days of the date of the selection of the first independent representative. The legal expenses of each party shall be borne by them respectively. However, the cost and expenses of the arbitrator in any such action shall be borne equally by the parties. The arbitrator’s decision, judgment and award shall be final, binding and conclusive upon the parties and may be entered in the highest court, state or federal, having jurisdiction. The arbitrator to which any such dispute shall be submitted in accordance with the provision of this Article shall only have jurisdiction and authority to interpret, apply or determine compliance with the provisions of this Agreement, but shall not have jurisdiction or authority to add to, subtract from, or alter in any way the provisions of this Agreement.
     6.2 Headings. Section and other headings contained in this Agreement are for reference only and shall not affect in any way the meaning or interpretation of this Agreement.
     6.3 Notices. Any notice, communication, request, reply or advice (here severally and collectively called “Notice”) required or permitted to be given under this Agreement must be in writing and is effectively given by deposit in the same in the United States mail, postage pre-paid and registered or certified with return receipt requested, by national commercial courier for next day delivery, or by delivering in person the same to the address of the person or entity to be notified. Notice deposited in the mail in the manner herein above described shall be effective 48 hours after such deposit, Notice sent by national commercial courier for next day delivery shall be effective on the date delivered, and Notice delivered in person shall be effective at the time of delivery. For purposes of Notice, the address of the parties shall, until changed as hereinafter provided, be as follows:

(a)	If to the Company:

Newpark Resources, Inc.
3850 Causeway Blvd., Suite 5770
Metairie, LA 70002-175 2
Attention: Chairman of the Board
or at such address as the Company may have advised Executive in writing; and

(b)	If to Executive:

James D. Cole
3 Hummingbird Drive
Covington, LA 70433
or at such other address as Executive may have advised the Company in writing.
     6.4 Waiver. The failure by any party to enforce any of its rights under this Agreement shall not be deemed to be a waiver of such rights, unless such waiver is an express written waiver which has been signed by the waiving party, and in the case of the Company, expressly approved by its Board of Directors. Waiver of any one breach shall not be deemed to be a waiver of and other breach of the same or any other provision of this Agreement.
     6.5 Choice of Law. The validity of the agreement, the construction of its terms and the determination of the rights and duties of the parties hereto shall be governed by and construed in accordance with the laws of the State of Louisiana without regard to choice of law principles.

     6.6 Invalidity of Provisions. If any provision of this Agreement is adjudicated to be invalid, illegal or unenforceable under applicable law, the validity or enforceability of the remaining provisions shall be unaffected. To the extent that any provision of this Agreement is adjudicated to be invalid, illegal or unenforceable because it is overbroad, that provision shall not be void but rather shall be limited only to the extent required by applicable law and enforced as so limited.
     6.7 Entire Agreement; Written Modifications. This Agreement and the Non-Compete Agreements together contain the entire agreement between the parties and supersedes all prior or contemporaneous representations, promises, understandings and agreements between Executive and the Company.
     6.8 Assignment by Executive. This Agreement may not be assigned by Executive without the prior written consent of the Company.
     6.9 Definitions. In this Agreement:
     (a) “Cause” when used with reference to termination of the employment of Executive by the Company for “Cause”, shall mean:
(1)	Executive’s conviction of, or entrance of a plea of guilty to, a felony or other crime involving fraud and/or moral turpitude;

(2)	dishonesty, willful misconduct or material, gross neglect of Executive, which gross neglect causes material harm to the Company;

(3)	any willful misconduct on the part of Executive that causes material damage to the reputation of the Company;

(4)	appropriation (or an overt act attempting appropriation) by Executive of a material business opportunity of the Company;

(5)	theft, embezzlement or other similar misappropriation of funds or property of the Company by Executive; or

(6)	the failure of Executive to follow the reasonable and lawful written instructions or policy of the Company with respect to the services to be rendered and the manner of rendering such services by Executive, including the provisions of Section 2.4, provided Executive has been given reasonable and specific written notice of such failure and opportunity to cure and no cure has been effected or initiated within a reasonable time after such notice.
     (b) “Disability” means, with respect to Executive, his inability to perform his duties with NEWS on a full-time basis for 120 consecutive days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a licensed physician selected by the Company or its insurers and reasonably acceptable to the Executive or the Executive’s legal representative.

     (c) “Employment Term” means the actual term of Executive’s employment under this Agreement.
     (d) “Good Reason” means any of the following:
(1)	The Company unreasonably interferes in a demonstrably willful and deliberate manner with Executive’s performance of his duties;

(2)	Over Executive’s written objection, the Company changes Executive’s principle place of work to a location more than 80 miles from the Company’s headquarters as of the date of this Agreement; provided, however, that if (i) the new place of work is within 80 miles of the Company’s headquarters at the time of the change of Executive’s place of work, (ii) the Company furnishes executive a reasonable housing allowance for housing near the new place of work and (iii) the Company agrees to reimburse the travel expenses of Executive in weekly and holiday commuting to New Orleans, Louisiana from the new place of work, such a change shall not constitute Good Reason;

(3)	Over Executive’s written objection, the Company changes materially and adversely the responsibilities, authority or status of Executive, and Executive notifies the Company in writing of his objection to the change, and such change is not remedied by the Company promptly after receipt of written notice from Executive. Additionally, it is recognized and agreed that Executive’s move from CEO of the Company to Chairman and CEO of NEWS, and the related consequential changes, will not be considered a violation of this Agreement; or

(4)	The substantial failure of the Company to comply with its obligations under this Agreement or any other agreement that may be in effect that is not remedied within a reasonable time after specific written notice thereof by Executive to the Company.
A termination of employment by Executive for Good Reason as defined herein shall be effectuated by giving the Company written notice (“Notice of Termination for Good Reason”) of the termination and shall set forth in reasonable detail the specific conduct of the Company that Executive contends constitutes Good Reason and the specific provision(s) of this Agreement on which Executive relies. The Notice of Termination for Good Reason shall be effective on the 10th business day following the date of the Notice of Termination for Good Reason, unless the parties agree otherwise in writing, or unless the Company does not remedy the alleged violation promptly after receipt of the Notice of Termination for Good Reason.
     (e) “Tinep Operating Income” means revenues of NEWS less all direct operating expenses related to such revenues, including costs of revenues, general and administrative expenses and any minority interest in earnings related to the technology (“Expenses”) directly incurred by NEWS . To the extent Tinep technology is utilized or applied by the Company or any of its subsidiaries other than NEWS, Tinep Operating Income shall also included the direct revenue associated with the use of the technology less Expenses. Tinep Operating Income does not include foreign currency gains or losses, other income or expense, or any allocations of corporate expenses, but for purposes of this agreement, shall include interest expense associated with any capital invested by the Company or NEWS in or directly related to the technology (per the approval of the Company’s Board of Directors), calculated at the average cost of borrowed funds for the Company during the period considered.
     6.10 Representation by counsel. Each of the parties has been represented by counsel and has actively participated in the drafting of this Agreement.
     EXECUTED as of the date first written above.

Witnesses:	NEWPARK RESOURCES, INC.

/s/ Del Lancaster	By:	/s/ David P. Hunt
David Hunt
/s/ Matthew W. Hardey		Board Chairman

Witnesses:
/s/ Del Lancaster		/s/ James D. Cole
James D. Cole

/s/ Matthew W. Hardey

APPENDIX A
ANCILLARY LOUISIANA UNFAIR COMPETITION, CONFIDENTIALITY AND
NON-COMPETITION AGREEMENT
     THIS LOUISIANA UNFAIR COMPETITION, CONFIDENTIALITY AND NON-COMPETITION AGREEMENT (this “Ancillary Agreement”) dated and effective as of May 2, 2005 is made by James D. Cole (“Executive”) and Newpark Resources, Inc. (the “Company”).
RECITALS:
     WHEREAS, Executive and the Company have entered into an Agreement dated this date (the “Employment Agreement”), to which this Agreement is ancillary and incorporated by reference, pursuant to which, among other things, the Company agrees to make certain payments to Executive; and
     WHEREAS, pursuant to the Employment Agreement, the Company and Executive have agreed to enter into this Ancillary Agreement; and
     NOW, THEREFORE, in consideration of Executive’s Employment Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Executive and the Company hereby covenant and agree as follows:
     1. Definitions. Each capitalized term not defined herein shall have the meaning assigned to that term in the Employment Agreement.
     2. Confidentiality. Executive acknowledges that in the course of his relationship with the Company and its related entities Newpark Drilling Fluids, Newpark Environmental Services, SOLOCO, Newpark Canada, and Newpark Water (the “Related Entities” or referred to collectively with Newpark Resources as the “Company”) he has in the past received, and may in the future receive, certain trade secrets, programs, lists of customers and other confidential or proprietary information and knowledge concerning the business of the Company and its Related Entities (hereinafter collective referred to as “Confidential Information”) which the Company desires to protect. Executive understands that the information is confidential and he agrees not to reveal the Confidential Information to anyone outside the Company so long as the confidential or secret nature of the Confidential Information shall continue, other than such disclosure as authorized by the Company or is made to a person transacting business with the Company who has reasonable need for such Confidential Information. Executive further agrees that he will at no time use the Confidential Information for or on behalf of any person other than the Company for any purpose. Executive further agrees to comply with the confidentiality and other provisions set forth in this Agreement, the terms of which are supplemental to any statutory or fiduciary or other obligations relating to these matters. On the termination of employment or his Employment Agreement, Executive shall surrender to the Company all papers, documents, writings and other property produced by him or coming into his possession by or through his relationship with the Company or relating to the Confidential Information and Executive agrees that all such materials will at all times remain the property of the Company.

     3. Specific Covenants.
          (a) This Agreement. The terms of this Agreement constitute Confidential Information, which Executive shall not disclose to anyone other than his spouse, attorney, accountant, or as may be required by the Company or by law.
          (b) Company Property. All written materials, customer or other lists or data bases, records, data, and other documents prepared or possessed by you during your employment with the Company are the Company’s property. All information, ideas, concepts, improvements, discoveries, and inventions that are conceived, made, developed, or acquired by you individually or in conjunction with others during your employment (whether during business hours and whether on the Company’s premises or otherwise) which relate to the Company’s business, products, or services are the Company’s sole and exclusive property. All memoranda, notes, records, files, correspondence, drawings, manuals, models, specifications, computer programs, maps, and all other documents, data, or materials of any type embodying such information, ideas, concepts, recipes, inventory, prices, improvements, discoveries, and inventions are the Company’s property. At the termination of Executive’s employment with the Company for any reason, Executive shall return all of the Company’s documents, data, or other Company Property to the Company. Included in the above are all such data that Executive had access to, over, or possessed. The Company desires by this Agreement to protect its economic investment in its current and future operations and business.
          (c) Confidential Information; Non-Disclosure. Executive acknowledges and stipulates that the business of the Company is highly competitive, cost and price sensitive, and that he in connection with his work and job have had access to Confidential Information relating to the Company’s businesses and their methods and operations. For purposes of this Agreement, “Confidential Information” means and includes the Company’s confidential and/or proprietary information and/or trade secrets that have been developed or used and/or will be developed and that cannot be obtained readily by third parties from outside sources. Confidential Information includes, by way of example and without limitation, the following information regarding customers, employees, contractors, its operations and its markets and the industry not generally known to the public; strategies, methods, books, records, and documents; recipes, technical information concerning products, equipment, services, and processes; procurement procedures and pricing techniques; the names of and other information concerning customers and those being solicited to be customers, investors, and business relations (such as contact name, service provided, pricing for that customer, type and amount of product used, credit and financial data, and/or other information relating to the Company’s relationship with that customer); pricing strategies and price curves; positions, plans, and strategies for expansion or acquisitions; budgets; customer lists; research; financial and sales data; raw materials purchasing or trading methodologies and terms; evaluations, opinions, and interpretations of information and data; marketing and merchandising techniques; prospective customers’ names and locations; grids and maps; electronic databases; models; specifications; computer programs; internal business records; contracts benefiting or obligating the Company; bids or proposals submitted to any third party; technologies and methods; training methods and training processes; organizational structure; personnel information, including salaries of personnel; labor or employee relations or agreements; payment amounts or rates paid to consultants or other service providers; and other such confidential or proprietary information. Information need not qualify as a trade secret to be protected as Confidential Information under this Agreement, and the authorized and controlled disclosure of Confidential Information to authorized parties by Company in the pursuit of its business will not cause the information to lose its protected status under this Agreement. Executive acknowledges and stipulates that this Confidential Information constitutes a valuable, special, and unique asset used by the Company in its businesses to obtain a competitive advantage over its competitors. Executive further acknowledges that protection of such Confidential Information against unauthorized disclosure and use is of critical importance to the Company in maintaining its competitive position and economic investment, as well as work for its employees.
          (d) Unfair Competition Restrictions. Executive agrees that for a period of twenty- four (24) months following the date of his termination (“Restricted Term”), he will not, directly or indirectly, for himself or for others, anywhere in those areas where the Company currently (including the City of New Orleans and its surrounding parishes, and in those cities or parishes listed in Attachment “A-1” attached hereto) (the “Restricted Area”) conducts or is seeking to conduct business of the same nature as the Company, including the Related Entities, do any of the following, unless expressly authorized by the Company’s Board Chair: Engage in, or assist any person, entity, or business engaged in, the selling or providing of products or services that would displace the products or services that (i) the Company is currently in the business of providing and was in the business of providing, or is planning to be in the business of providing, at the time of the execution of this Agreement, or (ii) that Executive had involvement in, access to, or received Confidential Information about in the course of employment. The foregoing is expressly understood to include, without limitation, the business of the manufacturing, selling and/or providing products or services of the same type offered and/or sold by the Company.
     4. Prohibition on Circumvention. It is further agreed that during the Restricted Term, Executive cannot circumvent these covenants by alternative means or engage in any of the enumerated prohibited activities in the Restricted Area by means of telephone, telecommunications, satellite communications, correspondence, or other contact from outside the Restricted Area. Executive further understands that the foregoing restrictions may limit his ability to engage in certain businesses during the Restricted Term, but acknowledge that these restrictions are necessary to protect the Confidential Information and business interests of the Company.
     5. Proviso. It is agreed that these covenants do not prevent Executive from using and offering the general management or other skills that he possessed prior to receiving access to Confidential Information and knowledge from the Company. This Agreement creates an advance approval process, and nothing herein is intended, or will be construed as, a general restriction against Executive’s pursuit of lawful employment in violation of any controlling state or federal laws. Executive is permitted to engage in activities that would otherwise be prohibited by this covenant if such activities are determined in the sole discretion of the Board of the Company, and authorized in writing, to be of no material threat to the legitimate business interests of the Company.

     6. Non-Solicitation of Customers. For a period of twenty-four (24) months following Executive’s termination of employment or employment agreement, Executive agrees not to call on, service, or solicit competing business from customers of the Company, in the Restricted Area, whom he, within the previous twenty-four (24) months, (i) had or made contact with, or (ii) had access to information and files about; or, induce or encourage any such customer or other source of ongoing business to stop doing business with the Company. This provision does not prohibit Executive from managing or providing other services or products that are not a product or services currently offered by the Company.
     7. Non-Solicitation of Employees. For a period of twenty-four (24) months following the date of Executive’s termination of employment or employment agreement, Executive will not, either directly or indirectly, call on, solicit, encourage, or induce any other employee or officer of the Company, whom he had contact with, knowledge of, or association within the course of employment with the Company to discontinue his or her employment, and will not assist any other person or entity in such a solicitation.
     8. Non-Disparagement. Executive covenants and agrees he will not engage in any pattern of conduct that involves the making or publishing of written or oral statements or remarks (including, without limitation, the repetition or distribution of derogatory rumors, allegations, negative reports or comments) which are disparaging, deleterious or damaging to the integrity, reputation or good will of the Company or its respective management or products and services.
     9. Separability of Covenants. The covenants contained in Section 3 herein constitute a series of separate but ancillary covenants, one for each applicable parish in the State of Louisiana set forth in this Agreement or Attachment “A-1” hereto. If in any judicial proceeding, a court shall hold that any of the covenants set forth in Section 3 exceed the time, geographic, or occupational limitations permitted by applicable law, Executive and the Company agree that such provisions shall and are hereby reformed to the maximum time, geographic, or occupational limitations permitted by such laws, Further, in the event a court shall hold unenforceable any of the separate covenants deemed included herein, then such unenforceable covenant or covenants shall be deemed eliminated from the provisions of this Agreement for the purpose of such proceeding to the extent necessary to permit the remaining separate covenants to be enforced in such proceeding. Executive and the Company further agree that the covenants in Section 3 shall each be construed as a separate agreement independent of any other provisions of this Agreement, and the existence of any claim or cause of action by Executive against the Company, whether predicated on this Agreement, his Employment Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of any of the covenants of Section 3.
     10. Consideration. Executive acknowledges and agrees that no other consideration for Executive’s covenants in this Agreement, other than that specifically referred to in Section 5.2 of the Employment Agreement, has or will be paid or furnished to him by the Company or the Related Entities.
     11. Return of Items. Upon termination and/or retirement, Executive will return any computer related hardware or software, cell phone, keys, or other data or company property in his possession or control, including all customer list(s), pricing documents, etc., to the Company, except as may be specifically provided for to the contrary in the Employment Agreement.
     12. Meaning of Certain Terms. All non-capitalized terms in Sections 3 and 4 are intended to and shall have the same meanings that those terms (to the extent they appear therein) have in La. R. S. 23:921.C. Subject to and only to the extent not consistent with the foregoing sentence, the parties understand the following phrases to have the following meanings:
          (a) The phrase “carrying on or engaging in a business similar to the business of the Company” includes engaging, as principal, executive, employee, agent, trustee, advisor, consultant or through the agency of any corporation, partnership, association or agent or agency, in any business which conducts business in competition with the Company (including its Related Entities) or being the owner of more than 1% of the outstanding capital stock of any corporation, or an officer, director, or employee of any corporation or other entity, (other than the Company or a corporation or other entity, affiliated with the Company) or a member or employee or any partnership, or an owner or employee of any other business, which conducts a business or provides a service in the Restricted Area in competition with the Company or any affiliated corporation or other entity. Moreover, the term also includes (i) directly or indirectly inducing any current customers of the Company, or any affiliated corporation or other entity, to patronize any product or service business in competition with the Company or any affiliated corporation or other entity, (ii) canvassing, soliciting, or accepting any product or service business of the type conducted by the Company or any affiliated corporation or other entity (iii) directly or indirectly requesting or advising any current customers of the Company or any affiliated corporation or other entity, to withdraw, curtail or cancel such customer’s business with the Company or any affiliated corporation or other entity; or (iv) directly or indirectly disclosing to any other person, firm, corporation or entity, the names or addresses of any of the current customers of the Company or any affiliated corporation or other entity or the rates or other terms on which the Company provides services to its customers. In addition, the term includes directly or indirectly, through any person, firm, association, corporation or other entity with which Executive is now or may hereafter become associated, causing or inducing any present employee of the Company or any affiliated corporation or other entity to leave the employ of the Company or any affiliated corporation or other entity to accept employment with Executive or with such person, firm, association, corporation, or other entity.
          (b) The phrase “a business similar to the business of the Company” means environmental waste treatment and services and temporary work sites and access roads to the exploration, production and maritime industries and other commercial markets, including mat sales and rentals, drilling fluids, and the treatment of water, oil and other fluid streams and related technology; and, heavy oil and water treatment utilizing ARMAL Activation or sonochemistry technology.
          (c) The phrase “carries on a like business” includes, without limitation, actions taken by or through a wholly-owned subsidiary or other affiliated corporation or entity.
          (d) All references to the Company shall also be deemed to refer to and include the Related Entities.

     13. Reasonable Restrictions. Executive represents to the Company that the enforcement of the restrictions contained in this Agreement would not be unduly burdensome to Executive and acknowledges that Executive is willing and able, subject to the Restricted Area as defined herein, to compete in other geographical areas not prohibited by this Agreement. The parties to this Agreement hereby agree that the covenants contained in this Agreement are reasonable.
     14. Entire Agreement. Except with respect to the Employment Agreement executed concurrently herewith, and with respect to certain matters included in a separate Agreement being entered into between Executive and the Company on the date of this Agreement (“Appendix B and B-1”), this Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter of this Agreement and supersedes and is in full substitution for any and all prior agreements and understandings whether written or oral between said parties relating to the subject matter of this Agreement. This Agreement shall not supersede or substitute for, nor be superseded or substituted by, the Employment Agreement, but shall have full force and effect concurrently therewith.
     15. Amendment. This Agreement may not be amended or modified in any respect except by an agreement in writing executed by the parties in the same manner as this Agreement except as provided in Section 18 of this Agreement.
     16. Assignment. This Agreement (including, without limitation, Executive’s obligations under Sections 3 and 4) may be assigned by the Company without the consent of Executive in connection with the sale, transfer or other assignment of all or substantially all of the capital stock or assets of, or the merger of, the Company, provided that the party acquiring such capital stock or assets or into which the company merges assumes in writing the obligations of the Company hereunder and provided further that no such assignment shall release the Company from its obligations hereunder. This Agreement (including, without limitation, Executive’s obligations under Sections 3 and 4) may not be assigned or encumbered in any way by Executive without the written consent of the Company.
     17. Successors. This Agreement (including, without limitation, Executive’s obligations under Sections 3 and 4) shall be binding upon and shall inure to the benefit of and be enforceable by each of the parties and their respective successors and assigns.
     18. Unenforceable Provisions. If, and to the extent that, any section, paragraph, part, term and/or provision of this Agreement would otherwise be found null, void, or unenforceable under applicable law by any court of competent jurisdiction, that section, paragraph, part, term and/or provision shall automatically not constitute part of this Agreement. Each section, paragraph, part, term and/or provision of this Agreement is intended to be and is severable from the remainder of this Agreement. If, for any reason, any section, paragraph, part, term and/or provision herein is determined not to constitute part of this Agreement or to be null, void, or unenforceable under applicable law by any court of competent jurisdiction, the operation of the other sections, paragraphs, parts, terms and/or provisions of this Agreement as may remain otherwise intelligible shall not be impaired or otherwise affected and shall continue to have full force and effect and bind the parties hereto.

     19. Remedies.
          (a) Executive agrees that a breach or violation of Section 3 or 4 of this Agreement by Executive shall entitle the Company as a matter of right, to an injunction, without necessity of posting bond, issued by any court of competent jurisdiction, restraining any further or continued breach or violation of such provisions. Such right to an injunction shall be cumulative and in addition, and not in lieu of, any other remedies to which the Company may show themselves justly entitled, including, but not limited to, specific performance and damages. The parties specifically agree that the remedy of damages alone is inadequate.
          (b) In the event that Executive knowingly and intentionally fails in any material respect to perform any of his material obligations under this Agreement, the Company may elect (i) to cease all payments under Section 5.2 of the Employment Agreement and recover all payments previously made to Executive under Section 5.2 of the Employment Agreement, (ii) obtain an injunction and/or (iii) exercise any and all other remedies available by law.
          (c) Notwithstanding the foregoing subsection (b), Executive will have no liability or responsibility for: (i) inadvertent disclosure or use of the Information if (x) he uses the same degree of care in safeguarding the Information that the Company uses to safeguard information of like importance and (y) upon discovery of such inadvertent disclosure or use of such material, Executive immediately uses his best efforts, including the commencement of litigation, if necessary, to prevent any use thereof by the person or persons to whom it has been disclosed and to prevent any further incidental disclosure thereof; and (ii) , disclosure of Information (x) that is required by law, (y) that is made pursuant to a proper subpoena from a court or administrative agency of competent jurisdiction from a court or administrative agency of competent jurisdiction or (z) that is made upon written demand of an official involved in regulating you if before disclosure is made, Executive immediately notifies the Company of the requested disclosure by the most immediate means of communication available and confirms in writing such notification within one business day thereafter.
     20. Notice. All notices, consents, requests, approvals or other communications in connection with this Agreement and all legal process in regard hereto shall be in writing and shall be deemed validly delivered, if delivered personally or sent by certified mail, postage prepaid. Unless changed by written notice pursuant hereto, the address of each party for the purposes hereof is as follows:

If to Executive:	If to the Company:
3 Hummingbird Drive	3850 Causeway Blvd., Suite 5770
Covington, LA 70433	Metairie, LA 70002-1752
Attn: Chairman of Board
Notice given by mail as set out above shall be deemed delivered only when actually received.
     21. Descriptive Headings. The descriptive headings of the several sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

     22. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Louisiana without regard to conflicts of law principles.
     23. Representation by counsel. Each of the parties has been represented by counsel and has actively participated in the drafting of this Agreement.
     IN WITNESS WHEREOF, the parties have duly executed this Louisiana Unfair Competition, Confidentiality and Non-competition Agreement as of the date first above written.

Executive

/s/ James D. Cole

James D. Cole

Newpark Resources, Inc.

By:	David P. Hunt

David Hunt, Board Chairman

ATTACHMENT A-1 (Restricted Areas)
States and areas in which Newpark Resources, Inc. currently does business:
1. Louisiana
2. Texas
3. Nevada
4. Wyoming
5 Montana
6. Colorado
7. South Dakota
8. Oklahoma
Other areas:
9. The Gulf of Mexico, off what is commonly the “Gulf Coast,” including Texas, Louisiana, Mississippi, Alabama and Florida, including the waters of the Outer Continental Shelf.
10. Western Canada
Louisiana Parishes in which Newpark Resources, Inc currently does business:
1. Acadia
2. Allen
3. Assumption
4. Avoyelles
5. Beauregard
6. Bossier
7. Calcasieu
8. Cameron
9. East Ascension
10. East Baton Rouge
11. Evangeline
12. Grant
13. Iberia
14. Iberville
15. Jeff Davis
16. Jefferson
17. Lafayette
18. Lafourche
19. Livingston
20. Plaquemine
21. Pointe Coupee
22. Rapides
23. Richland
24. St. Charles
25. St. James
26. St. Landry
27. St. Martin
28. St. Mary
29. St. Tammany
30. Terrebonne
31. Vermilion
32. Washington

APPENDIX B
TEXAS AND NON-LOUISIANA UNFAIR COMPETITION, CONFIDENTIALITY AND
NON-COMPETITION AGREEMENT
     THIS UNFAIR COMPETITION, CONFIDENTIALITY AND NONCOMPETITION AGREEMENT (this “Ancillary Agreement”) dated and effective as of May 2, 2005 is made by James D. Cole (“Executive”) and Newpark Resources, Inc. (the “Company”).
RECITALS:
     WHEREAS, Executive and the Company have entered into an Agreement dated this date (the “Employment Agreement”), to which this Agreement is ancillary and incorporated by reference, pursuant to which, among other things, the Company agrees to make certain payments to Executive; and
     WHEREAS, pursuant to the Employment and Settlement Agreement, the Company and Executive have agreed to enter into this Ancillary Agreement; and
     NOW, THEREFORE, in consideration of Executive’s Employment Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Executive and the Company hereby covenant and agree as follows:
     1. Definitions. Each capitalized term not defined herein shall have the meaning assigned to that term in the Employment Agreement.
     2. Confidentiality. Executive acknowledges that in the course of his relationship with the Company and its related entities Newpark Drilling Fluids, Newpark Environmental Services, SOLOCO, Newpark Canada, and Newpark Water (the “Related Entities” or referred to collectively with Newpark Resources as the “Company”) he has in the past received, and may in the future receive, certain trade secrets, programs, lists of customers and other confidential or proprietary information and knowledge concerning the business of the Company and its Related Entities (hereinafter collective referred to as “Confidential Information”) which the Company desires to protect. Executive understands that the information is confidential and he agrees not to reveal the Confidential Information to anyone outside the Company so long as the confidential or secret nature of the Confidential Information shall continue, other than such disclosure as authorized by the Company or is made to a person transacting business with the Company who has reasonable need for such Confidential Information. Executive further agrees that he will at no time use the Confidential Information for or on behalf of any person other than the Company for any purpose. Executive further agrees to comply with the confidentiality and other provisions set forth in this Agreement, the terms of which are supplemental to any statutory or fiduciary or other obligations relating to these matters. On the termination of employment or his Employment Agreement, Executive shall surrender to the Company all papers, documents, writings and other property produced by him or coming into his possession by or through his relationship with the Company or relating to the Confidential Information and Executive agrees that all such materials will at all times remain the property of the Company.

     3. Specific Covenants.
          (a) This Agreement. The terms of this Agreement constitute Confidential Information, which Executive shall not disclose to anyone other than his spouse, attorney, accountant, or as may be required by the Company or by law.
          (b) Company Property. All written materials, customer or other lists or data bases, records, data, and other documents prepared or possessed by you during your employment with the Company are the Company’s property. All information, ideas, concepts, improvements, discoveries, and inventions that are conceived, made, developed, or acquired by you individually or in conjunction with others during your employment (whether during business hours and whether on the Company’s premises or otherwise) which relate to the Company’s business, products, or services are the Company’s sole and exclusive property. All memoranda, notes, records, files, correspondence, drawings, manuals, models, specifications, computer programs, maps, and all other documents, data, or materials of any type embodying such information, ideas, concepts, recipes, inventory, prices, improvements, discoveries, and inventions are the Company’s property. At the termination of Executive’s employment with the Company for any reason, Executive shall return all of the Company’s documents, data, or other Company Property to the Company. Included in the above are all such data that Executive had access to, over, or possessed. The Company desires by this Agreement to protect its economic investment in its current and future operations and business.
          (c) Confidential Information; Non-Disclosure. Executive acknowledges and stipulates that the business of the Company is highly competitive, cost and price sensitive, and that he in connection with his work and job have had access to Confidential Information relating to the Company Resource’s businesses and their methods and operations. For purposes of this Agreement, “Confidential Information” means and includes the Company’s confidential and/or proprietary information and/or trade secrets that have been developed or used and/or will be developed and that cannot be obtained readily by third parties from outside sources. Confidential Information includes, by way of example and without limitation, the following information regarding customers, employees, contractors, its operations and its markets and the industry not generally known to the public; strategies, methods, books, records, and documents; recipes, technical information concerning products, equipment, services, and processes; procurement procedures and pricing techniques; the names of and other information concerning customers and those being solicited to be customers, investors, and business relations (such as contact name, service provided, pricing for that customer, type and amount of product used, credit and financial data, and/or other information relating to the Company’s relationship with that customer); pricing strategies and price curves; positions, plans, and strategies for expansion or acquisitions; budgets; customer lists; research; financial and sales data; raw materials purchasing or trading methodologies and terms; evaluations, opinions, and interpretations of information and data; marketing and merchandising techniques; prospective customers’ names and locations; grids and maps; electronic databases; models; specifications; computer programs; internal business records; contracts benefiting or obligating the Company; bids or proposals submitted to any third party; technologies and methods; training methods and training processes; organizational structure; personnel information, including salaries of personnel; labor or employee relations or agreements; payment amounts or rates paid to consultants or other service providers; and other such confidential or proprietary information. Information need not qualify as a trade secret to be protected as Confidential Information under this Agreement, and the authorized and controlled disclosure of Confidential Information to authorized parties by Company in the pursuit of its business will not cause the information to lose its protected status under this Agreement. Executive acknowledges and stipulates that this Confidential Information constitutes a valuable, special, and unique asset used by the Company in its businesses to obtain a competitive advantage over its competitors. Executive further acknowledges that protection of such Confidential Information against unauthorized disclosure and use is of critical importance to the Company in maintaining its competitive position and economic investment, as well as work for its employees.
          (d) Unfair Competition Restrictions. Executive agrees that for a period of thirty-six (36) months following the date of his termination or such lesser period of time as is the maximum amount permitted by law (“Restricted Term”), he will not, directly or indirectly, for himself or for others, anywhere in those areas where the Company currently (including the City of Houston and its surrounding counties, and in those cities or counties or states listed in Attachment “B-1” attached hereto) (the “Restricted Area”) conducts or is seeking to conduct business of the same nature as Newpark Resources and its Related Entities, do any of the following, unless expressly authorized by Newpark Resources Board Chair: Engage in, or assist any person, entity, or business engaged in, the selling or providing of products or services that would displace the products or services that (i) the Company is currently in the business of providing and was in the business of providing, or is planning to be in the business of providing, at the time of the execution of this Agreement, or (ii) that Executive had involvement in, access to, or received Confidential Information about in the course of employment. The foregoing is expressly understood to include, without limitation, the business of the manufacturing, selling and/or providing products or services of the same type offered and/or sold by the Company.
     4. Prohibition on Circumvention. It is further agreed that during the Restricted Term, Executive cannot circumvent these covenants by alternative means or engage in any of the enumerated prohibited activities in the Restricted Area by means of telephone, telecommunications, satellite communications, correspondence, or other contact from outside the Restricted Area. Executive further understands that the foregoing restrictions may limit his ability to engage in certain businesses during the Restricted Term, but acknowledge that these restrictions are necessary to protect the Confidential Information and business interests of the Company.
     5. Proviso. It is agreed that these covenants do not prevent Executive from using and offering the genera! management or other skills that he possessed prior to receiving access to Confidential Information and knowledge from the Company. This Agreement creates an advance approval process, and nothing herein is intended, or will be construed as, a general restriction against Executive’s pursuit of lawful employment in violation of any controlling state or federal laws. Executive is permitted to engage in activities that would otherwise be prohibited by this covenant if such activities are determined in the sole discretion of the Board of the Company, and authorized in writing, to be of no material threat to the legitimate business interests of the Company.
     6. Non-Solicitation of Customers. For a period of twenty-four (24) months following Executive’s termination of employment or employment agreement, Executive agrees not to call on, service, or solicit competing business from customers of the Company, in the Restricted Area, whom he, within the previous twenty-four (24) months, (i) had or made contact with, or (ii) had access to information and files about; or, induce or encourage any such customer or other source of ongoing business to stop doing business with the Company. This provision does not prohibit Executive from managing or providing other services or products that are not a product or services currently offered by the Company.
     7. Non-Solicitation of Employees. For a period of twenty-four (24) months following the date of Executive’s termination of employment or employment agreement, Executive will not, either directly or indirectly, call on, solicit, encourage, or induce any other employee or officer of the Company, whom he had contact with, knowledge of, or association within the course of employment with the Company to discontinue his or her employment, and will not assist any other person or entity in such a solicitation.
     8. Non-Disparagement. Executive covenants and agrees he will not engage in any pattern of conduct that involves the making or publishing of written or oral statements or remarks (including, without limitation, the repetition or distribution of derogatory rumors, allegations, negative reports or comments) which are disparaging, deleterious or damaging to the integrity, reputation or good will of the Company or its respective management or products and services.
     9. Separability of Covenants. The covenants contained in Section 3 herein constitute a series of separate but ancillary covenants, one for each applicable county in the State of Texas and/or each area of operation in each state, county, and area as set forth in this Agreement or Attachment “B- 1” hereto. If in any judicial proceeding, a court shall hold that any of the covenants set forth in Section 3 exceed the time, geographic, or occupational limitations permitted by applicable law, Executive and the Company agree that such provisions shall and are hereby reformed to the maximum time, geographic, or occupational limitations permitted by such laws. Further, in the event a court shall hold unenforceable any of the separate covenants deemed included herein, then such unenforceable covenant or covenants shall be deemed eliminated from the provisions of this Agreement for the purpose of such proceeding to the extent necessary to permit the remaining separate covenants to be enforced in such proceeding. Executive and the Company further agree that the covenants in Section 3 shall each be construed as a separate agreement independent of any other provisions of this Agreement, and the existence of any claim or cause of action by Executive against the Company, whether predicated on this Agreement or Employment Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of any of the covenants of Section 3.
     10. Consideration. Executive acknowledges and agrees that no other consideration for Executive’s covenants in this Agreement, other than that specifically referred to in Section 5.2 of the Employment Agreement, has or will be paid or furnished to him by the Company or the Related Entities.
     11. Return of Items. Upon termination and/or retirement, Executive will return any computer related hardware or software, cell phone, keys, or other data or company property in his possession or control, including all customer list(s), pricing documents, etc., to the Company, except as may be specifically provided for to the contrary in Executive’s Employment Agreement.
     12. Meaning of Certain Terms. The parties understand the following phrases to have the following meanings:
          (a) The phrase “carrying on or engaging in a business similar to the business of the Company” includes engaging, as principal, executive, employee, agent, trustee, advisor, consultant or through the agency of any corporation, partnership, association or agent or agency, in any business which conducts business in competition with the Company (including its Related Entities) or being the owner of more than 1% of the outstanding capital stock of any corporation, or an officer, director, or employee of any corporation or other entity, (other than the Company or a corporation or other entity, affiliated with the Company) or a member or employee or any partnership, or an owner or employee of any other business, which conducts a business or provides a service in the Restricted Area in competition with the Company or any affiliated corporation or other entity. Moreover, the term also includes (i) directly or indirectly inducing any current customers of the Company, or any affiliated corporation or other entity, to patronize any product or service business in competition with the Company or any affiliated corporation or other entity, (ii) canvassing, soliciting, or accepting any product or service business of the type conducted by the Company or any affiliated corporation or other entity (iii) directly or indirectly requesting or advising any current customers of the Company or any affiliated corporation or other entity, to withdraw, curtail or cancel such customer’s business with the Company or any affiliated corporation or other entity; or (iv) directly or indirectly disclosing to any other person, firm, corporation or entity, the names or addresses of any of the current customers of the Company or any affiliated corporation or other entity or the rates or other terms on which the Company provides services to its customers. In addition, the term includes directly or indirectly, through any person, firm, association, corporation or other entity with which Executive is now or may hereafter become associated, causing or inducing any present employee of the Company or any affiliated corporation or other entity to leave the employ of the Company or any affiliated corporation or other entity to accept employment with Executive or with such person, firm, association, corporation, or other entity.
          (b) The phrase “a business similar to the business of the Company” means environmental waste treatment and services and temporary work sites and access roads to the exploration, production and maritime industries and other commercial markets, including mat sales and rentals, drilling fluids, and the treatment of water, oil and other fluid streams and related technology; and, heavy oil and water treatment utilizing ARMAL Activation or sonochemistry technology.
          (c) The phrase “carries on a like business” includes, without limitation, actions taken by or through a wholly-owned subsidiary or other affiliated corporation or entity.
          (d) All references to the Company shall also be deemed to refer to and include
     13. Reasonable Restrictions. Executive represents to the Company that the enforcement of the restrictions contained in this Agreement would not be unduly burdensome to Executive and acknowledges that Executive is willing and able, subject to the Restricted Area as defined herein, to compete in other geographical areas not prohibited by this Agreement. The parties to this Agreement hereby agree that the covenants contained in this Agreement are reasonable.
     14. Entire Agreement. Except with respect to the Employment Agreement executed concurrently herewith, and with respect to certain matters included in a separate Agreement being entered into between Executive and the Company on the date of this Agreement (“Appendix B and B-1”), this Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter of this Agreement and supersedes and is in full substitution for any and all prior agreements and understandings whether written or oral between said parties relating to the subject matter of this Agreement. This Agreement shall not supersede or substitute for, nor be superseded or substituted by, the Employment Agreement, but shall have full force and effect concurrently therewith.
     15. Amendment. This Agreement may not be amended or modified in any respect except by an agreement in writing executed by the parties in the same manner as this Agreement except as provided in Section 18 of this Agreement.
     16. Assignment. This Agreement (including, without limitation, Executive’s obligations under Sections 3 and 4) may be assigned by the Company without the consent of Executive in connection with the sale, transfer or other assignment of all or substantially all of the capital stock or assets of, or the merger of, the Company, provided that the party acquiring such capital stock or assets or into which the company merges assumes in writing the obligations of the Company hereunder and provided further that no such assignment shall release the Company from its obligations hereunder. This Agreement (including, without limitation, Executive’s obligations under Sections 3 and 4) may not be assigned or encumbered in any way by Executive without the written consent of the Company.
     17. Successors. This Agreement (including, without limitation, Executive’s obligations under Sections 3 and 4) shall be binding upon and shall inure to the benefit of and be enforceable by each of the parties and their respective successors and assigns.
     18. Unenforceable Provisions. If, and to the extent that, any section, paragraph, part, term and/or provision of this Agreement would otherwise be found null, void, or unenforceable under applicable law by any court of competent jurisdiction, that section, paragraph, part, term and/or provision shall automatically not constitute part of this Agreement. Each section, paragraph, part, term and/or provision of this Agreement is intended to be and is severable from the remainder of this Agreement. If, for any reason, any section, paragraph, part, term and/or provision herein is determined not to constitute part of this Agreement or to be null, void, or unenforceable under applicable law by any court of competent jurisdiction, the operation of the other sections, paragraphs, parts, terms and/or provisions of this Agreement as may remain otherwise intelligible shall not be impaired or otherwise affected and shall continue to have full force and effect and bind the parties hereto.

     19. Remedies.
          (a) Executive agrees that a breach or violation of Section 3 or 4 of this Agreement by Executive shall entitle the Company as a matter of right, to an injunction, without necessity of posting bond, issued by any court of competent jurisdiction, restraining any further or continued breach or violation of such provisions. Such right to an injunction shall be cumulative and in addition, and not in lieu of, any other remedies to which the Company may show themselves justly entitled, including, but not limited to, specific performance and damages. The parties specifically agree that the remedy of damages alone is inadequate.
          (b) In the event that Executive knowingly and intentionally fails in any material respect to perform any of his material obligations under this Agreement, the Company may elect (i) to cease all payments under Section 5.2 of the Employment Agreement and recover all payments previously made to Executive under Section 5.2 of that Agreement, (ii) obtain an injunction and/or (iii) exercise any and all other remedies available by law.
Notwithstanding the foregoing subsection (b), Executive will have no liability or responsibility for: (i) inadvertent disclosure or use of the Information if (x) he uses the same degree of care in safeguarding the Information that the Company uses to safeguard information of like importance and (y) upon discovery of such inadvertent disclosure or use of such material, Executive immediately uses his best efforts, including the commencement of litigation, if necessary, to prevent any use thereof by the person or persons to whom it has been disclosed and to prevent any further incidental disclosure thereof; and (ii) , disclosure of Information (x) that is required by law, (y) that is made pursuant to a proper subpoena from a court or administrative agency of competent jurisdiction from a court or administrative agency of competent jurisdiction or (z) that is made upon written demand of an official involved in regulating you if before disclosure is made, Executive immediately notifies the Company of the requested disclosure by the most immediate means of communication available and confirms in writing such notification within one business day thereafter.
     20. Notice. All notices, consents, requests, approvals or other communications in connection with this Agreement and all legal process in regard hereto shall be in writing and shall be deemed validly delivered, if delivered personally or sent by certified mail, postage prepaid. Unless changed by written notice pursuant hereto, the address of each party for the purposes hereof is as follows:

If to Executive:	If to the Company:
3 Hummingbird Drive	3850 Causeway Blvd., Suite 5770
Covington, LA 70433	Metairie, LA 70002-1752
Attn: Chairman of Board
     Notice given by mail as set out above shall be deemed delivered only when actually received.
     21. Descriptive Headings. The descriptive headings of the several sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

     22. Governing Law. This Appendix B shall be governed by and construed and enforced in accordance with the laws of the State of Texas (other than the choice of law principles thereof).
     23. Representation by counsel. Each of the parties has been represented by counsel and has actively participated in the drafting of this Agreement.
     IN WITNESS WHEREOF, the parties have duly executed this Unfair Competition, Confidentiality and Non-competition Agreement as of the date first above written.

Executive:

/s/ James D. Cole

James D. Cole

Newpark Resources, Inc.

By:	David P. Hunt

David Hunt, Board Chairman

ATTACHMENT B-1 (Restricted Areas)
Areas in which Newpark Resources, Inc. currently does business:
1. Louisiana
2. Texas
3. Oklahoma
4. Colorado
5. Wyoming
6. Utah
7. Nevada
8. Montana
Other states or areas in which Newpark Resources, Inc currently does business:
9. Western Canada
10. Gulf of Mexico (off the “Gulf Coast”), including Texas, Louisiana, Mississippi, Alabama and Florida, including the waters of the Outer Continental Shelf.
Texas Counties in which Newpark Resources, Inc currently does business:
1. Andrews
2. Aransas
3. Austin
4. Bee
5. Bienville
6. Borden
7. Brazoria
8. Brazos
9. Brooks
10. Burleson
11. Calhoun
12. Cameron
13. Chambers
14. Cochran
15. Colorado
16. Crane
17. Crockett
18. Culberson
19. Dewitt
20. Duval
21. Ector
22. Fayette
23. Fort Bend
24. Freestone
25. Gaines
26. Galveston
27. Glasscock
28. Goliad
29. Gregg
30. Hardin
31. Harris
32. Harrison
33. Hidalgo
34. Hockley
35. Houston
36. Howard
37. Jackson
38. Jefferson
39. Jim Hogg
40. Jim Wells
41. Karnes
42. Kenedy
43. Kleberg
44. Lavaca
45. Leon
46. Liberty
47. Limestone
48. Live Oak
49. Loving
50. Lubbock
51. Marion
52. Matagorda
53. McMullen
54. Motley
55. Nacogdoches
56. Navarro
57. Newton
58. Nueces
59.Orange
60.Panola
61. Pecos
62. Polk
63. Reagan
64. Reeves
65. Robertson
66. Roosevelt
67. Rusk
68. San Patricio
69. Schleicher
70. Scurry
71. Shelby
72. Snyder
73. Starr
74. Sterling
75. Terrell
76. Terry
77. Titus
78. Tom Green
79. Upshur
80. Upton
81. Val Verde
82. Victoria
83. Waller
84. Washington
85. Webb
86. Wharton
87. Winkler
88. Yoakum
89. Zapata